EXHIBIT 23.1
Consent of Independent Certified Public Accountants
We have issued our reports dated March 20, 2008 and October 9, 2007 with respect to the financial statements of Phoenix Data Systems, Inc. included in the Form 8-K/A of Bio-Imaging Technologies, Inc. as of and for the years ended December 31, 2007, 2006 and 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Bio-Imaging Technologies, Inc. on Form S-3 (File No. 333-109702, effective December 22, 2003) and Form S-8 (File No. 333-139554, effective December 21, 2006).
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
June 2, 2008